UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2015

RICE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36273	46-3785773
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

(Address of Principal Executive Offices)

(Zip Code)

(724) 746-6720

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 12, 2015, Rice Energy Inc., a Delaware corporation (the “Company”) and NGP Rice Holdings LLC, a Delaware limited liability company (the “Selling Stockholder”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. and Citigroup Global Markets Inc. (together, the “Underwriters”), relating to the offer and sale of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) of 6,000,000 shares of Common Stock sold by the Selling Stockholder, at a price to the public of $24.20 per share ($23.99 per share net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Selling Stockholder granted the Underwriters a 30-day option to purchase up to an aggregate of 900,000 additional shares of Common Stock held by the Selling Stockholder. The material terms of the Offering are described in the prospectus, dated May 12, 2015 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 14, 2015, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering has been registered with the Commission pursuant to an automatic shelf Registration Statement on Form S-3 (File No. 333-202054) of the Company, filed and deemed automatically effective by the Commission on February 12, 2015.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering closed on May 15, 2015. The Company did not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Relationships

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters and their respective affiliates have in the past, and may in the future, perform investment banking, commercial banking, advisory and other services for the Company and its affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses. In addition, affiliates of certain of the Underwriters are lenders under our revolving credit facility.

Item 7.01	Regulation FD Disclosure.

On May 12, 2015, the Company issued press releases announcing the launch and pricing of the Offering. Copies of the press releases are furnished as Exhibits 99.1 and 99.2 hereto, respectively. The information furnished pursuant to this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 8.01	Other Events.

Non-Cash Compensation Expense Related to Offering

The completion of the Offering may result in certain distribution thresholds being met with respect to the incentive units in the Selling Stockholder held by members of the Company’s management, which would in turn result in cash distributions by the Selling Stockholder to its members. As of March 31, 2015, the unrecognized non-cash compensation expense related to the Selling Stockholder incentive units was approximately $42.7 million. In the event such distribution thresholds are met, the Company would recognize a portion of such non-cash compensation expense related to such distributions, which amount could be substantial. The Company will not make any of such cash distributions in respect of the Selling Stockholder incentive units and consequently the Company’s liquidity will not be affected by these distributions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of May 12, 2015, by and among Rice Energy Inc., NGP Rice Holdings LLC, Goldman, Sachs & Co. and Citigroup Global Markets Inc.

99.1	Press Release dated May 12, 2015.

99.2	Press Release dated May 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Dated: May 15, 2015

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of May 12, 2015, by and among Rice Energy Inc., NGP Rice Holdings LLC, Goldman, Sachs & Co. and Citigroup Global Markets Inc.

99.1	Press Release dated May 12, 2015.

99.2	Press Release dated May 12, 2015.

5